Exhibit 99.1
HANSEN MEDICAL REPORTS 2007 FOURTH QUARTER AND YEAR-END RESULTS
Six Sensei™ Robotic Catheter Systems Placed During the Fourth Quarter Bringing Worldwide Installed Base to Fifteen
Investments Initiated in 2007 Expected to Enable Transition to Full Commercial Release During 2008
MOUNTAIN VIEW, Calif., February 19, 2008 — Hansen Medical, Inc. (Nasdaq: HNSN), a developer of new generation robotic technology for accurate and stable control of catheter movement in 3D during cardiac procedures, today reported its business highlights and financial results for the fourth quarter and full-year ended December 31, 2007.
Recent Business Highlights
•	System Sales: Recognized revenue on six SenseiTM Robotic Catheter Systems sold during the fourth quarter, bringing total worldwide system placements to fifteen, including nine in the United States and six in Europe.

•	Clinical Case Count: Clinical cases performed during the fourth quarter increased approximately 50% compared to cases performed during the third quarter, bringing total case count, including pre-commercial experience, to approximately 350 cases.

•	Engineering Milestones: The company’s CoHesionTM 3D Visualization Module—a module integrating the Sensei system with the EnsiteTM system from St. Jude Medical—has been installed on a limited release basis in Europe; clearance for the integrated system is currently under review by the U.S. Food & Drug Administration (FDA).

•	Investing to Execute a Full Commercial Release in 2008: The company instituted internal and external measures to help meet future demand, including investments in process improvements and capacity expansion and agreements with contract manufacturers to assist in the production of the Sensei system and Artisan control catheter. The company has also significantly increased headcount in its sales, marketing, clinical and service organizations.
“I am pleased with our performance in the fourth quarter and throughout all of 2007,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical. “Since receiving regulatory approval for the Sensei system in May of 2007, I have been encouraged by the demand for our technology. Clinical experience with the Sensei system is ramping quickly and we are looking forward to commencing studies to further validate the efficacy of our platform. We believe the investments initiated during this past year to expand our manufacturing capabilities will enable us to transition to a full-scale commercial release and to expand our market presence in 2008 and beyond,” concluded Dr. Moll.
2007 Fourth Quarter Financial Results
Total revenue for the three months ended December 31, 2007 was $4.2 million. During the quarter, the company recorded revenue on the sale of four Sensei systems in the United States and two Sensei systems in Europe in addition to shipments of Artisan control catheters.
Cost of goods sold for the three months ended December 31, 2007 was $4.2 million and included non-cash stock compensation expense of $139,000. Gross profit for the quarter was nearly break-even. During the fourth quarter of 2007 cost of goods sold was impacted by higher direct labor costs, yield losses and costs to increase capacity and improve yields. The company expects gross profit to improve significantly during 2008 as revenue grows and the company realizes improvements in operating efficiencies.
Research and development expenses for the three months ended December 31, 2007, including non-cash stock compensation expense of $494,000, were $5.1 million, compared to $4.4 million for the same period in 2006, which included non-cash stock compensation expense of $289,000. Prior to the second quarter of 2007, the company was in the development stage and all manufacturing expenses, including provisions for inventory valuation, were included in research and development expenses. Beginning with commercialization in the second quarter of 2007, the company’s manufacturing expenses were included in cost of goods sold. Research and development expenses for the three months ended December 31, 2006 included development-stage manufacturing expenses of $0.7 million and a credit to adjust inventory valuation of $0.4 million. The remaining change in research and development expenses was due primarily to increased prototype and material expenses and increased compensation expenses related to higher headcount necessary for the development of our Sensei system, and the disposable Artisan catheters for the EP market and other future applications in addition to increased non-cash stock compensation expense.

Selling, general and administrative expenses for the three months ended December 31, 2007, including non-cash stock compensation expense of $1.4 million, were $7.9 million, compared to $3.7 million for the same period in 2006, which included non-cash stock compensation expense of $853,000. The increase in selling, general and administrative expenses was due primarily to investments made to execute the company’s commercialization strategy and included increased compensation expenses related to higher headcount necessary to support our continued growth, legal costs for the development of our intellectual property portfolio and other IP and litigation-related legal costs, costs associated with being a public company and increased non-cash stock compensation expenses.
In—process research and development expenses for the three months ended December 31, 2007 were $11.4 million. There were no comparable expenses incurred during the same period in 2006. In November 2007, the company completed its acquisition of AorTx, Inc., an early stage company developing heart valves which may be delivered minimally invasively through the skin and blood vessels. The acquisition was accounted for as an acquisition of assets since the operations of AorTx did not meet the definition of a business as defined by the prevailing accounting standards. As such, the assets acquired and liabilities assumed were recorded at their estimated fair values during the fourth quarter. In addition, all of the acquisition costs were allocated among the relative fair values of the assets acquired and no goodwill was recorded as part of the transaction. The transaction included the acquisition of in-process research and development costs of $11.4 million, which were expensed immediately.
Other income, net, for the three months ended December 31, 2007 was $545,000, compared to $410,000 for the same period in 2006. The increase was primarily due to higher interest income related to higher average cash, cash equivalents and short-term investments as a result of the completion of the company’s initial public offering on November 15, 2006.
Net loss for the three months ended December 31, 2007, including non-cash stock compensation expense of $2.0 million, was $23.9 million, or $(1.10) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.7 million. This compares to a net loss of $7.7 million, or $(0.76) per basic and diluted share, based on an average basic and diluted shares outstanding of 10.2 million, for the same period in 2006, which included non-cash stock compensation expense of $1.1 million. Included in the net loss for the three months ended December 31, 2007 were expenses associated with the acquisition of AorTx totaling $11.4 million, or $(0.52) per basic and diluted share.

Cash, cash equivalents and short-term investments as of December 31, 2007 were $48.6 million, compared to $89.9 million as of December 31, 2006. The decrease is due mainly to the company’s normal operating expenses and $5.1 million related to the AorTx acquisition.
2007 Full-Year Financial Results
Total revenue for the year ended December 31, 2007 was $10.1 million. The company’s net loss for the year ended December 31, 2007, including non-cash stock compensation expense of $8.0 million, was $50.4 million, or $(2.33) per basic and diluted share, based on an average basic and diluted shares outstanding of 21.6 million. This compares to a net loss of $26.0 million, or $(7.09) per basic and diluted share, based on an average basic and diluted shares outstanding of 3.7 million, for the same period last year, which included non-cash stock compensation expense of $2.7 million. Included in the net loss for the year ended December 31, 2007 were expenses associated with the acquisition of AorTx totaling $11.4 million, or $(0.53) per basic and diluted share.
Hansen Medical Conference Call
Company management will hold a conference call to discuss its 2007 fourth quarter and year-end results and provide a business update today, February 19, 2008 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 800-240-5318 or 303-262-2004. An audio replay will be available approximately one hour after the completion of the conference call through February 26, 2008, by calling 800-405-2236 or 303-590-3000, and entering passcode 11108667.
About Hansen Medical, Inc.
Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, statements relating to expectations, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expected numbers, locations and timing of placements of the company’s Sensei’ systems, our expected operational and financial results, expectations regarding regulatory approvals, plans for future clinical studies, plans for increasing manufacturing capacity and efficiency, and plans for the timing of future products. These statements are based on the current estimates and assumptions of our management as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risks and uncertainties inherent in our business, including potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; our ability to effectively train, manage and retain new employees; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully move and scale our manufacturing capabilities; our reliance on third-party manufacturers and suppliers that could adversely affect our ability to manufacture products on a timely basis; the scope and validity of intellectual property rights applicable to our products; competition from other companies; and our ability to obtain additional financing to support our operations . These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Current Report on Form 8-K filed with the SEC on January 23, 2008 and our Registration Statement on Form S-3 filed on February 11, 2008 in connection with the shares we issued our recently completed acquisition of AorTx, Inc. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
“Hansen Medical,” “Sensei,” “Artisan,” “Hansen Artisan,” as well as the Hansen Medical “heart design” are trademarks of Hansen Medical, Inc.
EnSite is a trademark of St. Jude Medical.
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Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Kathy Waller
Financial Relations Board 312.640.6696
kwaller@frbir.com
—Financial Tables to Follow—

Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	$4,196	$—	$10,085	$—
Cost of goods sold	4,219	—	9,138	—

Gross (loss) profit	(23)	—	947	—

Operating expenses:
Research and development	5,134	4,441	19,020	16,561
General and administrative	7,938	3,677	24,179	10,122
In-process research and development	11,350	—	11,350	—

Total operating expenses	24,422	8,118	54,549	26,683

Loss from operations	(24,445)	(8,118)	(53,602)	(26,683)
Interest and other expense	545	410	3,181	679

Net loss	$(23,900)	$(7,708)	($50,421)	($26,004)

Basic and diluted net loss per share	$(1.10)	$(0.76)	$(2.33)	$(7.09)

Shares used to compute basic and diluted net loss per share	21,708	10,184	21,603	3,670

Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	December	December
	31, 2007	31, 2006
Assets
Cash, cash equivalents and short-term investments	$48,552	$89,900
Accounts receivable	4,003	—
Inventories, net	2,982	290
Prepaids and other current assets	1,397	754
Property and equipment, net	2,672	1,706
Other assets	295	140

Total assets	$59,901	$92,790

Liabilities and Stockholders’ Equity
Liabilities Accounts payable	$2,956	$1,163
Deferred revenues	368	—
Debt	3,309	5,223
Other liabilities	4,204	1,632

Total liabilities	10,837	8,018

Total stockholders’ equity	49,064	84,772

Total liabilities and stockholders’ equity	$59,901	$92,790

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